Exhibit 99.1

PRESS RELEASE

Level 3 Reports Fourth Quarter and Full Year 2010 Results

Expects Growth in Core Network Services Revenue and Consolidated Adjusted EBITDA in 2011

Fourth Quarter Highlights

•                  Consolidated Revenue increased sequentially to $921 million

•                  Core Network Services revenue grew by 2 percent sequentially and 2 percent year-over-year

•                  Continued Strong Communications Gross Margin and Communications EBITDA Margin performance

•                  Consolidated Adjusted EBITDA grew by 4 percent sequentially and 4 percent year-over-year

•                  Core Network Services sales increased in the quarter

•                  Positive Free Cash Flow of $73 million

BROOMFIELD, Colo., Feb. 2, 2011 — Level 3 Communications, Inc. (NASDAQ: LVLT) reported strong quarterly results, highlighted by growth in Core Network Services revenue and Consolidated Adjusted EBITDA, continued margin expansion, and positive Free Cash Flow in the quarter.  Consolidated revenue was $921 million for the fourth quarter 2010, compared to consolidated revenue of $912 million for the third quarter 2010 and $924 million for the fourth quarter 2009. For the full year 2010, consolidated revenue was $3.65 billion, compared to $3.76 billion in 2009.

The net loss for the fourth quarter 2010 was $52 million, or $0.03 per share, which included an income tax benefit of $93 million, or $0.06 per share primarily from the release of foreign deferred tax valuation allowances.  This compared to a net loss of $163 million, or $0.10 per share for the third quarter 2010, and a net loss of $182 million or $0.11 per share for the fourth quarter 2009. The net loss for the full year 2010 was $622 million, or $0.37 per share. The net loss for the full year 2009 was $618 million, or $0.38 per share.

Consolidated Adjusted EBITDA was $226 million in the fourth quarter 2010, compared to $218 million in the third quarter 2010 and $217 million in the fourth quarter 2009.  For the full year 2010, Consolidated Adjusted EBITDA was $853 million, compared to $909 million for the full year 2009.

“We delivered strong fourth quarter results, building on our year-to-date momentum.” said James Crowe, CEO of Level 3.  “With our continued focus on customer service and investment in the business, we saw Core Network Services revenue and sales increase sequentially.  This revenue growth led to sequential gains in Consolidated Adjusted EBITDA, and we generated positive Free Cash Flow during the quarter.”

Financial Results

Metric ($ in millions)	Fourth Quarter 2010	Third Quarter 2010	Fourth Quarter 2009	Full Year 2010	Full Year 2009
Communications Revenue	$904	$895	$906	$3,591	$3,695
Other Revenue	$17	$17	$18	$60	$67
Consolidated Revenue	$921	$912	$924	$3,651	$3,762
Consolidated Adjusted EBITDA(1)	$226	$218	$217	$853	$909
Capital Expenditures	$117	$133	$80	$436	$313
Unlevered Cash Flow(1)	$183	$89	$218	$425	$559
Free Cash Flow(1)	$73	$(61)	$97	$(97)	$44
Communications Gross Margin(1)	61.1%	60.6%	60.2%	60.1%	59.4%
Communications Adjusted EBITDA Margin(1)	24.6%	24.1%	23.8%	23.6%	24.6%

(1)  See schedule of non-GAAP metrics for definition and reconciliation to GAAP measures.

Communications Business

Revenue

Communications Revenue for the fourth quarter 2010 was $904 million, versus $895 million in the third quarter 2010 and $906 million for the fourth quarter 2009. Communications Revenue for the full year 2010 was $3.59 billion, compared to $3.70 billion for the full year 2009.

Communications Revenue ($ in millions)	Fourth Quarter 2010	Third Quarter 2010	Percent Change	Fourth Quarter 2009	Percent Change	Full Year 2010	Full Year 2009	Percent Change
Wholesale	$347	$343	1%	$353	(2)%	$1,375	$1,409	(2)%
Large Enterprise and Federal	$144	$144	—	$129	12%	$566	$507	12%
Mid-Market	$151	$147	3%	$151	—	$595	$632	(6)%
Europe	$78	$73	7%	$73	7%	$291	$292	—
Core Network Services	$720	$707	2%	$706	2%	$2,827	$2,840	—
Wholesale Voice Services	$161	$161	—	$162	(1)%	$650	$663	(2)%
Other Communications Services	$23	$27	(15)%	$38	(39)%	$114	$192	(41)%
Communications Revenue	$904	$895	1%	$906	—	$3,591	$3,695	(3)%

Core Network Services revenue was $720 million in the fourth quarter 2010, an increase of 2 percent compared to $707 million in the third quarter 2010.  Core Network Services revenue increased by 2 percent compared to $706 million in the fourth quarter 2009.  On a constant currency basis, European revenue grew 3 percent sequentially and 12 percent year-over-year.  For the full year 2010, Core Network Services revenue was $2.83 billion, compared to $2.84 billion for the full year 2009.

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“We continue to execute on opportunities with our customers to grow revenue across the business,” said Sunit Patel, executive vice president and CFO of Level 3.  “In the fourth quarter 2010, we saw particularly strong growth from our content, wireless and mid-market customers.  We saw continued growth from our large enterprise customers, but revenues were flat sequentially for our Large Enterprise and Federal group due to the expected conclusion of a contract related to the U.S. census, which had ramped up through the earlier part of 2010.”

Deferred Revenue

The communications deferred revenue balance was $887 million at the end of the fourth quarter 2010, compared to $890 million at the end of the third quarter 2010 and $902 million at the end of the fourth quarter 2009.

Cost of Revenue

Communications cost of revenue for the fourth quarter 2010 was $352 million, compared to $353 million in the third quarter 2010 and $361 million in the fourth quarter 2009.  For the full year 2010, communications cost of revenue decreased to $1.43 billion, compared to $1.50 billion for the full year 2009.

Communications gross margin increased to 61.1 percent for the fourth quarter 2010, compared to 60.6 percent for the third quarter 2010 and 60.2 percent in the fourth quarter 2009.

Communications gross margin increased to 60.1 percent for the full year 2010, compared to 59.4 percent for the full year 2009.

Selling, General and Administrative (SG&A) Expenses

Excluding non-cash compensation expense, Communications SG&A expenses were $330 million for the fourth quarter 2010, compared to $325 million in the third quarter 2010 and $328 million in the fourth quarter 2009.

Communications SG&A expenses, including non-cash compensation expense, were $347 million for the fourth quarter 2010, compared to $345 million in the third quarter 2010 and $352 million in the fourth quarter 2009.  Non-cash compensation expense was $17 million, $20 million and $24 million for the fourth quarter 2010, the third quarter 2010 and the fourth quarter 2009, respectively.

For the full year 2010, excluding non-cash compensation expense, Communications SG&A expenses were $1.31 billion, compared to $1.28 billion for the full year 2009.

Adjusted EBITDA

Communications Adjusted EBITDA increased to $222 million for the fourth quarter 2010 compared to $216 million for both the third quarter 2010 and the fourth quarter 2009.

Communications Adjusted EBITDA margin improved to 24.6 percent in the fourth quarter 2010, which compares to 24.1 percent for the third quarter 2010 and 23.8 percent for the fourth quarter 2009.

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Communications Adjusted EBITDA excludes non-cash compensation expense and includes restructuring charges.  For the fourth quarter 2010, the company incurred less than $1 million of restructuring charges.  For both the third quarter 2010 and the fourth quarter 2009, restructuring charges were $1 million.

Communications Adjusted EBITDA was $849 million for the full year 2010, compared to $910 million for the full year 2009.

Consolidated Cash Flow and Liquidity

During the fourth quarter 2010, Unlevered Cash Flow was $183 million, compared to $89 million for the third quarter 2010 and $218 million for the fourth quarter 2009.

Free Cash Flow was positive $73 million for the fourth quarter 2010, compared to negative $61 million in the third quarter 2010 and positive $97 million for the fourth quarter 2009.

For the full year 2010, Unlevered Cash Flow was $425 million compared to $559 million in 2009. Free Cash Flow was negative $97 million for the full year 2010 compared to positive $44 million for the full year 2009. Capital expenditures were $436 million for the full year 2010 compared to $313 million for the full year 2009, a result of support for customer installations, extending our reach with both prospective and customer contractual builds, network upgrades across several layers and increased inventory levels due to vendor delivery issues earlier in the year.

After the close of the quarter, Level 3 Communications, Inc. issued $605 million aggregate principal amount of its 11.875% Senior Notes due 2019 in two separate transactions, of which $305 million was for cash, and approximately $300 million was in exchange for its 9% Convertible Senior Discount Notes due 2013.  The Company also announced the redemption of its 5.25% Convertible Senior Notes due 2011.

As of December 31, 2010, the company had cash and cash equivalents of approximately $616 million, or $709 million pro forma for the issuance of its 11.875% Senior Notes and the redemption of its 5.25% Convertible Senior Notes due 2011.

2011 Business Outlook

“While our fourth quarter is typically a seasonally strong quarter due to our Vyvx broadcast business, even with the typical drop in these revenues in the first quarter 2011, we expect Core Network Services revenue to grow slightly in the first quarter 2011,” said Patel.  “We expect Consolidated Adjusted EBITDA to decline in the first quarter 2011, due to typical increases in payroll taxes, as well as increases in cost of revenue from the expiration of certain term and volume discounts.”

“As is consistent with previous years, the use of cash is heavier in the first quarter, driven by working capital uses for annual bonus payments, prepayments on maintenance contracts, property and payroll tax payments, and higher sequential cash interest expense.  We also expect to recognize a non-operating loss of approximately

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$20 million in the first quarter due to the redemption of the 5.25% Convertible Senior Notes and exchange of the 9% Convertible Senior Discount Notes.”

“For the full year 2011, we generally expect continued Core Network Services revenue sequential growth.  Consolidated Adjusted EBITDA is expected to increase in 2011 in line with Core Network Services revenue growth, given our high incremental margins.”

“In 2011, the company expects GAAP interest expense of approximately $615 million and net cash interest expense of approximately $555 million. We expect capital expenditures to be approximately 12 percent of Communications revenue, and we expect Free Cash Flow for the full year 2011 to be negative.”

Summary

“As we look forward to 2011, we are excited about the opportunities we have seen with the increasing adoption of video over the Internet and the continued strong demand for our services,” said Crowe.  “We believe our full portfolio of services, our local and intercity network assets, and our focus on customer service position us well for growth, and we look forward to leveraging our solid position in the market.”

Conference Call and Web Site Information

Level 3 will hold a conference call to discuss the company’s fourth quarter and full year 2010 results at 10 a.m. ET today. To join the call, please dial 1 888-239-5354 (U.S. Domestic) or 1 913-312-0934 (International), conference code 5754294. A live broadcast of the call can also be heard on Level 3’s website at http://lvlt.client.shareholder.com. During the call, the company will review an earnings presentation that summarizes the financial results of the quarter. This presentation may be accessed at http://lvlt.client.shareholder.com/results.cfm.

An audio replay of the call will be available until 2 p.m. ET on Feb. 12, 2011, 1 888-203-1112 (U.S. Domestic) or 1 719-457-0820 (International), conference code 5754294. The archived webcast of the fourth quarter and full year 2010 conference call together with the press release, financial statements, earnings presentation and non-GAAP reconciliations may also be accessed at http://lvlt.client.shareholder.com.

For additional information, please call 720-888-2502.

About Level 3 Communications

Level 3 Communications, Inc. (NASDAQ: LVLT) is a leading international provider of fiber-based communications services. Enterprise, content, wholesale and government customers rely on Level 3 to deliver services with an industry-leading combination of scalability and value over an end-to-end fiber network. Level 3 offers a portfolio of metro and long-haul services, including transport, data, Internet, content delivery and voice. For more information, visit www.Level3.com.

© Level 3 Communications, LLC.  All Rights Reserved.  Level 3, Level 3 Communications and the Level 3 Communications Logo  are either registered service marks or service marks of Level 3 Communications, LLC and/or one of its Affiliates in the United States and/or other countries.  Level 3 services are provided by wholly owned subsidiaries of Level 3 Communications, Inc.  Any other service names, product names, company names or logos included herein are the trademarks or service marks of their respective owners.

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Forward-Looking Statement

Some of the statements made in this press release are forward looking in nature. These statements are based on management’s current expectations or beliefs. These forward looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside Level 3’s control, which could cause actual events to differ materially from those expressed or implied by the statements. The most important factors that could prevent Level 3 from achieving its stated goals include, but are not limited to, the current uncertainty in the global financial markets and the global economy; disruptions in the financial markets that could affect Level 3’s ability to obtain additional financing; as well as the company’s ability to: increase and maintain the volume of traffic on the network; successfully integrate acquisitions; develop effective business support systems; defend intellectual property and proprietary rights; manage system and network failures or disruptions; develop new services that meet customer demands and generate acceptable margins; adapt to rapid technological changes that lead to further competition; attract and retain qualified management and other personnel; and meet all of the terms and conditions of debt obligations. Additional information concerning these and other important factors can be found within Level 3’s filings with the Securities and Exchange Commission. Statements in this press release should be evaluated in light of these important factors. Level 3 is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

###

Contact Information
Media:	Investors:
Monica Martinez	Valerie Finberg
720-888-3991	720-888-2501
Monica.Martinez@Level3.com	Valerie.Finberg@Level3.com

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Non-GAAP Metrics

Pursuant to Regulation G, the company is hereby providing a reconciliation of non-GAAP financial metrics to the most directly comparable GAAP measure.

The following describes and reconciles those financial measures as reported under accounting principles generally accepted in the United States (GAAP) with those financial measures as adjusted by the items detailed below and presented in the accompanying news release. These calculations are not prepared in accordance with GAAP and should not be viewed as alternatives to GAAP. In keeping with its historical financial reporting practices, the company believes that the supplemental presentation of these calculations provides meaningful non-GAAP financial measures to help investors understand and compare business trends among different reporting periods on a consistent basis, independently of regularly reported non-cash charges and infrequent or unusual events.

Consolidated Revenue is defined as total revenue from the Consolidated Statements of Operations.

Communications Revenue is defined as communications revenue from the Consolidated Statements of Operations.

Core Network Services Revenue includes revenue from transport, infrastructure, data and local and enterprise voice communications services.

Communications Gross Margin ($) is defined as communications revenue less communications cost of revenue from the Consolidated Statements of Operations.

Communications Gross Margin (%) is defined as communications gross margin ($) divided by communications revenue. Management believes that gross margin is a relevant metric to provide to investors, as it is a metric that management uses to measure the margin available to the company after it pays third party network services costs; in essence, a measure of the efficiency of the company’s network.

Adjusted EBITDA is defined as net income (loss) from the Consolidated Statements of Operations before income taxes, total other income (expense), non-cash impairment charges, depreciation and amortization and non-cash stock compensation expense.

Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by total revenue.

Adjusted EBITDA Metrics	Q4 2010
($ in millions)	Communications	Other	Consolidated

Net Loss	$(52)	$—	$(52)
Income Tax Benefit	(93)	—	(93)
Total Other (Income) Expense	140	1	141
Depreciation and Amortization	210	3	213
Non-cash Stock Compensation	17	—	17
Adjusted EBITDA	$222	$4	$226

Revenue	$904

Adjusted EBITDA Margin	24.6%

Adjusted EBITDA Metrics	Q3 2010
($ in millions)	Communications	Other	Consolidated

Net Loss	$(163)	$—	$(163)
Income Tax Expense	1	—	1
Total Other (Income) Expense	144	1	145
Depreciation and Amortization	214	1	215
Non-cash Stock Compensation	20	—	20
Adjusted EBITDA	$216	$2	$218

Revenue	$895

Adjusted EBITDA Margin	24.1%

Adjusted EBITDA Metrics	Q4 2009
($ in millions)	Communications	Other	Consolidated

Net Loss	$(169)	$(13)	$(182)
Income Tax Benefit	(3)	—	(3)
Total Other (Income) Expense	134	8	142
Depreciation and Amortization	230	6	236
Non-cash Stock Compensation	24	—	24
Adjusted EBITDA	$216	$1	$217

Revenue	$906

Adjusted EBITDA Margin	23.8%

Adjusted EBITDA Metrics	Year Ended December 31, 2010
($ in millions)	Communications	Other	Consolidated

Net Loss	$(617)	$(5)	$(622)
Income Tax Benefit	(91)	—	(91)
Total Other (Income) Expense	620	3	623
Depreciation and Amortization	870	6	876
Non-cash Stock Compensation	67	—	67
Adjusted EBITDA	$849	$4	$853

Revenue	$3,591

Adjusted EBITDA Margin	23.6%

Adjusted EBITDA Metrics	Year Ended December 31, 2009
($ in millions)	Communications	Other	Consolidated

Net Loss	$(605)	$(13)	$(618)
Income Tax Expense	—	1	1
Total Other (Income) Expense	550	2	552
Depreciation and Amortization	906	9	915
Non-cash Stock Compensation	59	—	59
Adjusted EBITDA	$910	$(1)	$909

Revenue	$3,695

Adjusted EBITDA Margin	24.6%

Management believes that Adjusted EBITDA and Adjusted EBITDA Margin are relevant and useful metrics to provide to investors, as they are an important part of the company’s internal reporting and are key measures used by Management to evaluate profitability and operating performance of the company and to make resource allocation decisions.  Management believes such measures are especially important in a capital-intensive industry such as telecommunications.  Management also uses Adjusted EBITDA and Adjusted EBITDA Margin to compare the company’s performance to that of its competitors and to eliminate certain non-cash and non-operating items in order to consistently measure from period to period its ability to fund capital expenditures, fund growth, service debt and determine bonuses.  Adjusted EBITDA excludes non-cash impairment charges and non-cash stock compensation expense because of the non-cash nature of these items.  Adjusted EBITDA also excludes interest income, interest expense and income taxes because these items are associated with the company’s capitalization and tax structures. Adjusted EBITDA also excludes depreciation and amortization expense because these non-cash expenses reflect the impact of capital investments which management believes should be evaluated through free cash flow.  Adjusted EBITDA excludes the gain (or loss) on extinguishment of debt and other, net because these items are not related to the primary operations of the company.

There are limitations to using non-GAAP financial measures, including the difficulty associated with comparing companies that use similar performance measures whose calculations may differ from the company’s calculations.  Additionally, this financial measure does not include certain significant items such as interest income, interest expense, income taxes, depreciation and amortization, non-cash impairment charges, non-cash stock compensation expense, the gain (or loss) on extinguishment of debt and net other income (expense).  Adjusted EBITDA and Adjusted EBITDA Margin should not be considered a substitute for other measures of financial performance reported in accordance with GAAP.

Unlevered Cash Flow is defined as net cash provided by (used in) operating activities less capital expenditures, plus cash interest paid and less interest income all as disclosed in the Consolidated Statements of Cash Flows or the Consolidated Statements of Operations. Management believes that Unlevered Cash Flow is a relevant metric to provide to investors, as it is an indicator of the operational strength and performance of the company and, measured over time, provides management and investors with a sense of the growth pattern of the business.

There are material limitations to using Unlevered Cash Flow to measure the company against some of its competitors as it excludes certain material items such as payments on and repurchases of long-term debt, interest income and cash interest expense. Level 3 does not currently pay a significant amount of income taxes due to net operating losses, and therefore, generates higher cash flow than a comparable business that does pay income taxes. Additionally, this financial measure is subject to variability quarter over quarter as a result of the timing of payments related to accounts receivable and accounts payable and capital expenditures. Unlevered Cash Flow should not be used as a substitute for net change in cash and cash equivalents on the Consolidated Statements of Cash Flows.

Free Cash Flow is defined as net cash provided by (used in) operating activities less capital expenditures as disclosed in the Consolidated Statements of Cash Flows. Management believes that Free Cash Flow is a relevant metric to provide to investors, as it is an indicator of the company’s ability to generate cash to service its debt. Free Cash Flow excludes cash used for acquisitions and principal repayments.

There are material limitations to using Free Cash Flow to measure the company against some of its competitors as Level 3 does not currently pay a significant amount of income taxes due to net operating losses, and therefore, generates higher cash flow than a comparable business that does pay income taxes. Additionally, this financial measure is subject to variability quarter over quarter as a result of the timing of payments related to accounts receivable and accounts payable and capital expenditures. This financial measure should not be used as a substitute for net change in cash and cash equivalents on the Consolidated Statements of Cash Flows.

Unlevered Cash Flow and Free Cash Flow
Three Months Ended December 31, 2010	Unlevered
($ in millions)	Cash Flow	Free Cash Flow

Net Cash Provided by Operating Activities	$190	$190
Capital Expenditures	$(117)	$(117)
Cash Interest Paid	$111	N/A
Interest Income	$(1)	N/A
Total	$183	$73

Unlevered Cash Flow and Free Cash Flow
Three Months Ended September 30, 2010	Unlevered
($ in millions)	Cash Flow	Free Cash Flow

Net Cash Provided by Operating Activities	$72	$72
Capital Expenditures	$(133)	$(133)
Cash Interest Paid	$150	N/A
Interest Income	$ (—)	N/A
Total	$89	$(61)

Unlevered Cash Flow and Free Cash Flow
Three Months Ended December 31, 2009	Unlevered
($ in millions)	Cash Flow	Free Cash Flow

Net Cash Provided by Operating Activities	$177	$177
Capital Expenditures	$(80)	$(80)
Cash Interest Paid	$121	N/A
Interest Income	$ (—)	N/A
Total	$218	$97

Unlevered Cash Flow and Free Cash Flow
Year Ended December 31, 2010	Unlevered
($ in millions)	Cash Flow	Free Cash Flow

Net Cash Provided by Operating Activities	$339	$339
Capital Expenditures	$(436)	$(436)
Cash Interest Paid	$523	N/A
Interest Income	$(1)	N/A
Total	$425	$(97)

Unlevered Cash Flow and Free Cash Flow
Year Ended December 31, 2009	Unlevered
($ in millions)	Cash Flow	Free Cash Flow

Net Cash Provided by Operating Activities	$357	$357
Capital Expenditures	$(313)	$(313)
Cash Interest Paid	$517	N/A
Interest Income	$(2)	N/A
Total	$559	$44

Attachment #1

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(unaudited)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
(dollars in millions, except per share data)	2010	2010	2009	2010	2009

Revenue:
Communications	$904	$895	$906	$3,591	$3,695
Coal Mining	17	17	18	60	67
Total Revenue	921	912	924	3,651	3,762

Costs and Expenses (exclusive of depreciation and amortization shown separately below):
Cost of Revenue:
Communications	352	353	361	1,434	1,499
Coal Mining	13	15	15	56	66
Total Cost of Revenue	365	368	376	1,490	1,565

Depreciation and Amortization	213	215	236	876	915
Selling, General and Administrative	347	345	354	1,373	1,338
Restructuring Charges	—	1	1	2	9
Total Costs and Expenses	925	929	967	3,741	3,827

Operating Loss	(4)	(17)	(43)	(90)	(65)

Other Income (Expense):
Interest income	1	—	—	1	2
Interest expense	(148)	(144)	(150)	(586)	(595)
Gain (loss) on extinguishment of debt	—	—	(2)	(59)	14
Other, net	6	(1)	10	21	27
Total Other Income (Expense)	(141)	(145)	(142)	(623)	(552)

Loss Before Income Taxes	(145)	(162)	(185)	(713)	(617)

Income Tax Benefit (Expense)	93	(1)	3	91	(1)

Net Loss	$(52)	$(163)	$(182)	$(622)	$(618)

Basic and Diluted Loss per Share	$(0.03)	$(0.10)	$(0.11)	$(0.37)	$(0.38)

Shares Used to Compute Basic and Diluted Loss per Share (in thousands)	1,668,682	1,664,372	1,641,091	1,660,196	1,633,049

Attachment #2

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(unaudited)

	December 31,	September 30,	December 31,
(dollars in millions)	2010	2010	2009

Assets

Current Assets:
Cash and cash equivalents	$616	$518	$836
Restricted cash and securities	2	2	3
Receivables, less allowances for doubtful accounts of $17, $16 and $18, respectively	264	317	323
Other	90	102	97
Total Current Assets	972	939	1,259

Property, Plant and Equipment, net	5,302	5,376	5,687
Restricted Cash and Securities	120	120	122
Goodwill	1,427	1,428	1,429
Other Intangibles, net	371	396	467
Other Assets	163	101	98
Total Assets	$8,355	$8,360	$9,062

Liabilities and Stockholders’ Equity (Deficit)

Current Liabilities:
Accounts payable	$329	$338	$364
Current portion of long-term debt	180	3	705
Accrued payroll and employee benefits	84	55	51
Accrued interest	146	124	140
Current portion of deferred revenue	151	144	162
Other	66	70	97
Total Current Liabilities	956	734	1,519

Long-Term Debt, less current portion	6,268	6,408	5,755
Deferred Revenue, less current portion	736	746	740
Other Liabilities	552	558	557
Total Liabilities	8,512	8,446	8,571

Stockholders’ Equity (Deficit)	(157)	(86)	491
Total Liabilities and Stockholders’ Equity (Deficit)	$8,355	$8,360	$9,062

Attachment #3

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(unaudited)

	Three Months Ended
	December 31,	September 30,	December 31,
(dollars in millions)	2010	2010	2009

Cash Flows from Operating Activities:
Net loss	$(52)	$(163)	$(182)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	213	215	236
Non-cash compensation expense attributable to stock awards	17	20	24
Loss on extinguishment of debt, net	—	—	2
Accretion of debt discount and amortization of debt issuance costs	15	14	13
Accrued interest on long-term debt	22	(20)	16
Deferred income taxes	(92)	1	2
Change in fair value of embedded derivative	—	—	(14)
Other, net	(4)	1	(4)
Changes in working capital items:
Receivables	52	(2)	32
Other current assets	13	—	11
Payables	(8)	(20)	8
Deferred revenue	(1)	19	23
Other current liabilities	15	7	10
Net Cash Provided by Operating Activities	190	72	177

Cash Flows from Investing Activities:
Capital expenditures	(117)	(133)	(80)
Proceeds from sale of property, plant and equipment and other assets	2	1	1
Decrease in restricted cash and securities, net	—	—	2
Net Cash Used in Investing Activities	(115)	(132)	(77)

Cash Flows from Financing Activities:
Long term debt borrowings, net of issuance costs	25	170	274
Payments on and repurchases of long-term debt	(1)	(39)	(67)
Net Cash Provided by Financing Activities	24	131	207

Effect of Exchange Rates on Cash and Cash Equivalents	(1)	5	(3)

Net Change in Cash and Cash Equivalents	98	76	304

Cash and Cash Equivalents at Beginning of Period	518	442	532

Cash and Cash Equivalents at End of Period	$616	$518	$836

Supplemental Disclosure of Cash Flow Information:
Cash interest paid	$111	$150	$121
Income taxes paid	$—	$—	$1